UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2011 (September 14, 2011)

SOLERA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33461	26-1103816
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Village Circle, Suite 100

Westlake, TX 76262

(Address of principal executive offices, including Zip Code)

(817) 961 2100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 14, 2011, Solera Holdings, Inc. (the “Company”) granted performance share unit awards to each of: Renato Giger, the Company’s Chief Financial Officer, Treasurer and Assistant Secretary; Abilio Gonzalez, the Company’s Senior Vice President, Global Human Resources; and Jason Brady, the Company’s Senior Vice President, General Counsel and Secretary (each a “PSU Award” and collectively the “PSU Awards”). Consistent with the Company’s executive compensation strategy, the PSU Awards partially bridge the gap in a performance-based manner between the grantees’ annual total direct compensation and the annual total direct compensation at the 75th percentile for similar positions within the Company’s peer group. The PSU Awards also recognize and further incentivize the grantees’ continued valuable contributions to the Company’s success.

The target number of PSUs (each PSU equals one share of the Company’s common stock) for Messrs. Giger, Gonzalez and Brady are 8,675, 6,525 and 5,800, respectively. Approximately, 70% of the value of the PSU Awards are subject to Company revenue and Adjusted EBITDA performance targets (the “Financial PSU Awards”) and approximately 30% of the value of the PSU Awards are subject to Company relative total stockholder return (“TSR”) performance targets (the “TSR PSU Awards”).

The Financial PSU Awards are based on the Company’s fiscal year revenue and Adjusted EBITDA performance and are weighted 40% on revenue and 60% on Adjusted EBITDA to incentivize profitable growth. Adjusted EBITDA is a non-GAAP financial measure that represents our GAAP net income, excluding (i) interest expense, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) stock-based compensation expense, (v) restructuring charges, asset impairments, and other costs associated with exit or disposal activities, (vi) other (income) expense, net, (vii) acquisition-related costs and (viii) acquisition financial results. The grantees will earn the target number of Financial PSU Awards for a performance period if 100% of targeted revenue and Adjusted EBITDA is achieved for the period and will earn 200% of the target number of Financial PSU Awards if at least 105% and 106% of target revenue and Adjusted EBITDA is achieved, respectively, for the period. No Financial PSU Awards are earned for a performance period if revenue and Adjusted EBITDA achievement is below 98% and 97% of target revenue and Adjusted EBITDA, respectively, for the period. Target revenue and Adjusted EBITDA are risk-adjusted amounts based on the Company’s fiscal year budget. If Financial PSU Awards are earned, then 50% of the Financial PSU Awards, together with dividend equivalents, will vest immediately following confirmation that Financial PSU Awards have been earned, and 6.25% of the Financial PSU Awards, together with dividend equivalents, will vest on the last day of each calendar quarter thereafter.

The TSR PSU Awards are based on the Company’s relative total stockholder return during a fiscal year as compared to a peer group selected by the Compensation Committee of the Board of Directors prior to the commencement of the fiscal year. The grantees will earn the target number of TSR PSU Awards for a performance period if the Company’s TSR for the period is at the 65th percentile of the peer group and 200% of the performance share units if the Company’s TSR for the period equals or exceeds the 90th percentile. No units are earned for the performance period if TSR is below the 50th percentile. In the event the Company TSR is negative for a performance period, the number of TSR PSU Awards which may be earned for that period will not exceed the target amount, even if the Company’s relative TSR is above the 65th percentile. If TSR PSU Awards are earned, then 50% of the TSR PSU Awards, together with dividend equivalents, will vest immediately following confirmation that TSR PSU Awards have been earned, and 6.25% of the TSR PSU Awards, together with dividend equivalents, will vest on the last day of each calendar quarter thereafter.

The PSU Awards are subject to accelerated vesting and may be subject to accelerated earning in the event a grantee’s employment terminates due to death, disability or without “cause” within twelve months following a “change in control” of the Company.

A form of the Performance Share Unit Grant Agreement is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Form of Performance Share Unit Grant Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLERA HOLDINGS, INC.

/s/ JASON M. BRADY
Date: September 20, 2011	Name:	Jason M. Brady
	Title:	Senior Vice President, General Counsel and Secretary